Exhibit 99.1

CUSIP No. 67114U 105	Schedule 13G

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of June 10, 2024, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of Class I Shares of Beneficial Interest of Nuveen Churchill Private Capital Income Fund, and such statement to which this Joint Filing Agreement is attached as Exhibit 99.1 is filed on behalf of each of the undersigned.

INCOME INSURANCE LTD

By:	/s/ Mark Shi Minkang

Name:	Mark Shi Minkang
Title:	Authorized Signatory

NTUC ENTERPRISE CO-OPERATIVE LTD

By:	/s/ David Poh

Name:	David Poh
Title:	Authorized Signatory